COMPUTATION OF (LOSS) EARNINGS PER SHARE


                                                                               1998                1997             1996
Weighted average of common shares outstanding during the period
  (adjusted to reflect two-for-one stock split-up)                             6,935,957         6,690,794       6,126,410
Net loss                                                                    $(40,258,909)     $(14,800,050)    $(6,612,113)
Dividends and accretion on Series A, B, C and D Redeemable                     3,750,733         1,382,083         552,531
  Convertible Preferred Stock
Net loss as adjusted                                                        $(44,009,642)     $(16,182,133)    $(7,164,644)
Net loss per common share, basic and diluted                                      $(6.35)           $(2.42)         $(1.17)

All outstanding options and warrants as of June 30, 1998 and 1997 have been excluded as they are anti-dilutive. Diluted earnings per share was not calculated as the options, warrants and Redeemable Convertible Preferred Stock are anti-dilutive.